Exhibit 3.1
                                                                     -----------

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              TREY RESOURCES, INC.


            TREY RESOURCES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

            FIRST: The name of the Corporation is Trey Resources, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on October 3, 2002, under the name of iVoice Acquisition 1, Inc. A Certificate of Amendment to the Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on April 24, 2003 under the name of Trey Industries, Inc. A second Certificate of Amendment to the Certificate of Incorporation was filed by the Corporation with the Secretary of State of Delaware on September 5, 2003 (collectively, the "Certificate of Incorporation").

            SECOND: This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the Delaware General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing).

            THIRD: The text of the Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:


                                    ARTICLE I
                                    ---------
                                      Name
                                      ----

            The name of the corporation is Trey Resources, Inc.


                                   ARTICLE II
                                   ----------
                                     Purpose
                                     -------

            The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE III
                                   -----------
                                  Capital Stock
                                  -------------


            Authorization. The Corporation shall have authority to issue 10,000,000,000 shares of Class A Common Stock, par value $0.00001 per share ("Class A Common Stock"), 50,000,000 shares of Class B Common Stock, par value $0.00001 per share ("Class B Common Stock"), 20,000,000 shares of Class C Common Stock, par value $0.00001 per share ("Class C Common Stock"), and 1,000,000 shares of preferred stock, par value of $1.00 per share (Preferred Stock).

                          PART A. CLASS A COMMON STOCK
                          ----------------------------
            With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. Holders of Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by the Board of directors out of funds legally available for the payment of dividends.

                          PART B. CLASS B COMMON STOCK
                          ----------------------------
            Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock calculated by dividing the number of Class B Common Stock being converted by fifty percent (50%) of the lowest price that the Company had ever issued its Class A Common Stock. Every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to 100 Shares of Class A Common Stock. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each holder of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the dividends declared on such number of shares of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock, had all of the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.


                          PART C. CLASS C COMMON STOCK
                          ----------------------------
            With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class C Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each 1,000 shares of the Class C Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. Holders of Class C Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon the liquidation, dissolution or winding-up of the Corporation, the holders of Class C Common Stock are not entitled to receive net assets pro rata. Each holder of Class C Common Stock is not entitled to receive ratably any dividends declared by the Board of directors out of funds legally available for the payment of dividends.

                             PART D. PREFERRED STOCK
                             -----------------------
            The Corporation's board of directors are authorized (by resolution and by filing an amendment to this Certificate of Incorporation and subject to limitations prescribed by the General Corporation Law) to issue, from to time, shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                  (1) the number of shares constituting that series and the distinctive designation of that series;

                  (2) the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (3) whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

                  (4) whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as the board of directors determines;

                  (5) whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (6) whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

                  (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (8) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

            Upon the liquidation, dissolution, or winding-up of the Corporation, whether voluntarily or involuntarily, the holders of Preferred Stock of each series shall be entitled to receive only that amount or those amounts as are fixed by the certificate of designation or by resolution of the Board of directors providing for the issuance of that series.


                                   ARTICLE IV
                                   ----------
                                Registered Agent
                                ----------------

            The address of the registered office of the Corporation in the State of Delaware is 1220 N. Market Street, Suite 606, New Castle County, Wilmington, DE 19801. The name of the registered agent of the Corporation at such address is Registered Agents Legal Services, LLC.


                                    ARTICLE V
                                    ---------
                               Board of Directors
                               ------------------

            The Board of directors of the Corporation shall consist of at least one director who shall serve as the entire Board of directors until the first meeting of the shareholders of the Corporation, or until his/her successor or successors are elected and qualified.


                                   ARTICLE VI
                                   ----------
                                     By-laws
                                     -------

            In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.


                                   ARTICLE VII
                                   -----------
                               Perpetual Existence
                               -------------------

            The Corporation is to have perpetual existence.



                                  ARTICLE VIII
                                  ------------
                             Amendments and Repeal
                             ---------------------

            Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.


                                   ARTICLE IX
                                   ----------
                             Limitation of Liability
                             -----------------------

            No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article IX shall eliminate or limit the liability of a director: for any breach of the director's duty of loyalty to the Corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; under Section 174 of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived improper personal benefit.

            If the laws of the State of Delaware are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by said laws. Any repeal or modification of this
Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.

            IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation this 11th day of February, 2004.



                              TREY INDUSTRIES, INC.


                              /s/ Jerome R. Mahoney
                              -------------------------------
                              Jerome R. Mahoney
                              Chairman of the Board and Chief Executive Officer






























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